Exhibit 99.1

NEWS RELEASE	LUFKIN

FOR IMMEDIATE RELEASE	Contact:	Paul G. Perez
Secretary/Vice President/
General Counsel
(936) 637-5267

LUFKIN INDUSTRIES, INC. ANNOUNCES COMMENCEMENT OF OFFER TO

PURCHASE OPTIONS WITH AN EXERCISE PRICE OF $38.00

Lufkin, Texas (January 8, 2004) – Lufkin Industries, Inc., (Nasdaq: LUFK), a Texas corporation, announces the commencement of a tender offer to purchase and cancel any and all outstanding options to purchase shares of its common stock, par value $1.00 per share, with an exercise price of $38.00 per share, granted on November 12, 1997 (such options, the “eligible options”), under the Lufkin Industries, Inc. 1990 Stock Option Plan. The purchase price of stock options in the tender offer will be $1.00 per option. Eligible holders will receive the full net cash amount (less applicable withholding taxes), without interest. The company has 69,250 eligible options outstanding. All holders of eligible options (such holders, the “eligible holders”) may participate in the tender offer. Options may only be tendered in whole, but not in part. The tender offer is not conditioned upon a minimum number of options being tendered, but is subject to specified other limitations and conditions. The terms of the tender offer are described more fully in the tender offer documents that are given or mailed to the eligible holders and filed with the Securities and Exchange Commission today.

The tender offer commences today, January 8, 2004. Eligible holders may tender their eligible options by completing, signing and returning the letter of transmittal provided before 5:00 p.m. Houston, Texas time, on February 9, 2004, unless extended. If the company extends the offer, a public announcement of the extension will be made, not later than 9:00 a.m., Eastern time, on the day after the date on which the offer was scheduled to expire. Previously tendered eligible options may be withdrawn, subject to the limitations and requirements of the tender offer, at any time before the offer is scheduled to expire, by delivering the notice of withdrawal with the required information to the company. As soon as practicable after the scheduled expiration date, the company will accept for purchase all eligible options validly tendered and not validly withdrawn on or before the scheduled expiration date. The company will give oral or written notice to the eligible holders of its acceptance for payment of such options.

Options granted on November 12, 1997 were selected for repurchase because their exercise price is substantially higher than the current market price of the company’s common stock and a large number of these options that have vested remain unexercised. The eligible holders will not be able to recognize any value until there is a recovery in the market price of Lufkin’s common stock. By offering a cash payment to the eligible holders, the company hopes to strengthen employee loyalty.

Lufkin Industries, Inc. Announces Commencement of Offer To Purchase Options With An

Exercise Price of $38.00

January 8, 2004

About Lufkin

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

Cautionary Statement

This press release is for informational purposes only, and is not an offer to buy or the solicitation of an offer to sell any of Lufkin’s securities. The solicitation of offers to buy Lufkin’s options is being made only pursuant to the tender offer documents, including the offer to purchase and the related letter of transmittal that Lufkin is distributing to eligible holders and filing with the Securities and Exchange Commission.

This press release contains forward-looking statements and information, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect the company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The company undertakes no obligations to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Lufkin has filed a tender offer statement and may file other relevant documents concerning the tender offer with the SEC. Investors and securityholders are urged to read the tender offer statement (including the Offer to Purchase, Letter of Transmittal and related tender offer documents) and any other documents filed with the SEC because they contain important information on the tender offer. Investors and securityholders will be able to obtain these documents as they become available free of charge at the SEC’s website (www.sec.gov), or at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. In addition, documents filed with the SEC by Lufkin may be obtained free of charge by contacting Paul G. Perez, Secretary, Lufkin Industries, Inc., 601 South Raguet, Lufkin, Texas 75904 (tel: 936-637-5267).

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